Exhibit 99.1

ICU Medical Partners with Medline Industries to Acquire Excelsior Medical Corporation

Acquisition Expands Company’s Direct and OEM Infusion Therapy Businesses

SAN CLEMENTE, Calif., October 5, 2015 (GLOBE NEWSWIRE) -- ICU Medical, Inc., (Nasdaq:ICUI), a leader in the development, manufacture and sale of innovative medical devices used in infusion therapy, oncology and critical care applications, today announced signing of a definitive agreement to acquire Excelsior Medical Corporation, a manufacturer of healthcare devices used to disinfect and protect access into a patient’s bloodstream. Excelsior has developed and commercialized the innovative SwabCap® and SwabFlush® products and is a leader in pre-filled saline and heparin flush syringes. Excelsior is owned by RoundTable Healthcare Partners, an operating-oriented private equity firm focused exclusively on the healthcare industry.

ICU Medical’s purchase price for Excelsior is $59.5 million. ICU also signed a definitive agreement to sell the operating assets of SwabFlush and the pre-filled saline and heparin flush syringes to Medline Industries, Inc. for $27 million. The transaction with Medline will close immediately following the acquisition by ICU Medical of Excelsior. Both transactions are expected to close within a week. ICU Medical will serve Medline on an OEM basis as a supplier and innovation partner for Medline’s SwabFlush business with a long-term exclusive supply contract.

SwabCap is a disposable cap designed to disinfect needlefree connectors with 70% isopropyl alcohol when attached to an intravenous (IV) catheter. The SwabCap product line complements the ICU Medical Clave® family of needlefree connectors, as both work together to deliver the critical elements of safety, protection and maintenance of IV catheters.

As the only device that combines a pre-filled saline flush syringe and disinfection cap, SwabFlush is designed to help improve compliance with disinfection protocols. SwabCap is built into the syringe plunger, making it immediately and conveniently available to nurses after they flush an IV line.

Both SwabCap and SwabFlush have been the subject of numerous award-winning scientific presentations by independent clinicians at recent annual meetings of the Association for Vascular Access (AVA), Association for Professionals in Infection Control and Epidemiology (APIC), and the Children’s Hospital Association.

The addition of SwabCap will enhance ICU Medical’s infusion therapy product offering across the company’s existing direct and OEM business lines as well as open new customer opportunities globally. ICU Medical will sell the SwabCap product line directly to customers via its existing domestic and international distribution channels.
“ICU Medical has always been deeply focused on safety for both the patient and the clinician in the infusion therapy category. The SwabCap used in conjunction with the Clave, offers a best in class solution for clinicians,” said Alison Burcar, Vice President and General Manager of ICU Medical’s Infusion Systems Division. “We have been studying the category for a long time and believe this acquisition is the most effective way to enter the market, where we can also leverage current and future innovations.”
“Our ability to work creatively with ICU Medical is a great outcome for all parties,” said Dante Tisci, Division President of Medline Industries’ Dynacor Division. “We believe we can improve overall economic and clinical value of the flush syringe market with our entry, and we are excited about growing a clinically differentiated product like SwabFlush. We are pleased to have a long-term supply agreement with ICU Medical for the SwabCap® component of this product”.
The transaction will be funded with cash on hand and is expected to be neutral to earnings in 2015. For 2016, the transaction is expected to add incremental revenue of $18 to $20 million and contribute minimal earnings per share (EPS) accretion. After one year the transaction is expected to provide a greater than 10% return on invested capital (ROIC).

About ICU Medical, Inc.: ICU Medical, Inc. (Nasdaq: ICUI) develops, manufactures and sells innovative medical technologies used in infusion therapy, oncology, and critical care applications. ICU Medical's products improve patient outcomes by helping prevent bloodstream infections and protect healthcare workers from exposure to infectious diseases or hazardous drugs. The Company's complete product line includes custom IV systems, closed delivery systems for hazardous drugs, needlefree IV connectors, closed blood sampling systems, and hemodynamic monitoring systems. ICU Medical is headquartered in San Clemente, California. For more information, visit the Company's website at www.icumed.com.
About Excelsior Medical: Excelsior Medical Corporation is a privately held medical device company with a primary focus on innovative catheter maintenance products that improve disinfection and may reduce medication errors and healthcare costs. The company manufactures and sells SwabCap and SwabFlush for the disinfection and protection of IV needleless connectors. Formed in 1989, Excelsior also manufactures and sells prefilled saline flush syringes, prefilled heparin flush and lock syringes, and syringe pump systems. For more information go to www.excelsiormedical.com
About Medline: Medline Industries, Inc. is a global manufacturer and distributor serving the healthcare industry with medical supplies and clinical solutions that help customers achieve both clinical and financial success. Headquartered in Mundelein, Ill., the company offers 350,000+ medical devices and support services through more than 1,200 direct sales representatives who are dedicated points of contact for customers across the continuum of care. For more information on Medline, go to www.medline.com
Forward Looking Statements: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as ''will,'' ''expect,'' ''believe,'' ''could,'' ''would,'' ''estimate,'' ''continue,'' ''build,'' ''expand'' or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding the future. In addition, the statements under the heading “Updated Fiscal Year 2015 Guidance” as well as the related reconciliation data included in this press release are all forward-looking statements. These forward-looking statements are based on Management's current expectations, estimates, forecasts and projections about the Company and assumptions Management believes are reasonable, all of which are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to, decreased demand for the Company's products, decreased free cash flow, the inability to recapture conversion delays or part/resource shortages on anticipated timing, or at all, changes in product mix, increased competition from competitors, lack of continued growth or improving efficiencies and unexpected changes in the Company's arrangements with its largest customers. Future results are subject to risks and uncertainties, including the risk factors, and other risks and uncertainties, described in the Company's filings with the Securities and Exchange Commission, which include those in the Annual Report on Form 10-K for the year ended December 31, 2014. Forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
ICU Medical, Inc.
Scott Lamb, Chief Financial Officer
(949) 366-2183

ICR, Inc.
John Mills, Partner
(646) 277-1254